CENTENNIAL BANCORP


                            NOTICE OF ANNUAL MEETING

                                       AND

                                 PROXY STATEMENT


                                  MAY 20, 1998

                               CENTENNIAL BANCORP

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 20, 1998

               NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Centennial Bancorp, an Oregon corporation (the "Company"), will be held at 3:00 p.m. on May 20, 1998, in the Joplin/Seeger Room of the Eugene Hilton, 66 East 6th Street, Eugene, Oregon, for the following purposes:

               1. To consider and act upon the election of six directors of the Company.

               2. To consider and vote upon approval of an amendment to the Company's Restated Articles of Incorporation to eliminate the par value of the Company's authorized capital stock.

               3. To consider and vote upon an amendment to the Company's Restated 1995 Stock Incentive Plan increasing the number of shares issuable under the Plan.

               4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

               Only shareholders of record at the close of business on March 31, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment or adjournments thereof. Further information regarding voting rights and the business to be transacted at the annual meeting of shareholders is given in the accompanying Proxy Statement.

               Shareholders who find it convenient are invited to attend the meeting personally. If you are not able to do so and want your shares to be voted, it is important that you complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope.

               We hope that you will be able to attend the meeting. It is always a pleasure to meet and become better acquainted with shareholders of the Company.

                  By order of the Board of Directors.

April 10, 1998                                           Cordy H. Jensen
                                                         Secretary

--------------------------------------------------------------------------------

                YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY
                        SO THAT YOUR VOTE CAN BE COUNTED.

--------------------------------------------------------------------------------

                               CENTENNIAL BANCORP
                              Post Office Box 1560
                              Eugene, Oregon 97440
                                 (541) 342-3970

                                 PROXY STATEMENT

               This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Centennial Bancorp (the "Company") to be used at the annual meeting of the Company's shareholders to be held on May 20, 1998. The approximate date of mailing this Proxy Statement and the accompanying form of proxy is April 10, 1998. The Company's 1997 Annual Report to Shareholders is being mailed to shareholders of the Company with this Proxy Statement.

                        PROXIES AND VOTING AT THE MEETING

               Unless otherwise noted, all share and per share information included in this Proxy Statement has been retroactively adjusted to reflect all stock dividends and stock splits effected by the Company prior to the date hereof.

               The only class of outstanding stock of the Company is its Common Stock, $2 par value. At March 31, 1998, the record date for determining shareholders entitled to vote at the meeting, there were 14,543,909 shares of Common Stock outstanding. Each holder of record of outstanding shares of Common Stock on the record date is entitled to one vote for each share held on every matter submitted at the meeting.

               A majority of the outstanding Common Stock must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Brokers are permitted to vote the shares held by them in "street name" on routine matters without receiving specific directions from the beneficial owners of the shares, but brokers must receive specific directions from beneficial owners before they may vote on nonroutine matters. Thus, brokers enter a "broker nonvote" on nonroutine matters with respect to shares where the broker has not received direction from the beneficial owner. These broker nonvotes, as well as "abstentions" and "withheld" votes, are counted in determining whether a quorum is present, but are not counted for or against the proposal at issue.

               If a proxy in the accompanying form is executed and returned, the shares represented thereby will be voted at the meeting in accordance with the instructions given in the proxy. If no instructions are given, the proxyholders will vote for management's nominees for director. They will vote in their discretion as to any other matters that may be properly brought before the meeting. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Secretary of the Company or by submitting to the Secretary a duly executed proxy bearing a later date. The attendance of a shareholder at the meeting will not revoke a proxy. Ballots and proxies will be counted by personnel of the Company.

               The cost of this proxy solicitation will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. The Company expects to solicit proxies primarily by mail. The Company may also use officers and employees of the Company and Centennial Bank to solicit proxies, either in person or by telephone or letter. Such persons will not be specifically compensated for these activities.

                 PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

               The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock at March 31, 1998 by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each director; (iii) the executive officers named in the Summary Compensation Table below; and (iv) all executive officers and directors as a group. Each named beneficial owner has sole voting and investment power with respect to the shares listed unless otherwise indicated.

                                                        Amount and Nature of
                                                             Beneficial
             Name of Beneficial Owners                       Ownership            Percent of Class
----------------------------------------------------    ---------------------    -------------------
Brian B. Obie                                                     331,010(1)                    2.3

Robert L. Newburn                                                 253,898(2)                    1.7

Cordy H. Jensen                                                   458,576(3)                    3.1

Dan Giustina                                                      110,664(4)                      *

Richard C. Williams                                               571,858(5)                    3.9

Ted Winnowski                                                       1,050(6)                      *

Ron R. Peery                                                      360,860(7)                    2.5

Eric H. Hardin                                                     98,777(8)                      *

Gary L. Stevens                                                   193,512(9)                    1.3

David M. Gazeley                                                 196,476(10)                    1.4

Key Trust Company of the Northwest                             1,053,968(11)                    7.3

All executive officers and directors as a group
      (16 persons)                                             3,013,606(12)                   20.1
----------------------------------------------------

|               Less than 1% of the Company's outstanding Common Stock

(1)             Includes 30,492 shares held by Mr. Obie's wife, 171,200 shares held by Obie Industries Incorporated of which Mr. Obie is President and owns a controlling interest, and 20,652 shares which could be acquired within 60 days by exercise of stock options.

(2)             Includes 199,390 shares by The Newburn Joint Trust, of which Mr. Newburn is a trustee, 35,200 by the Newburn Supporting Organization of which Mr. Newburn is a trustee, 484 shares which are held by Mr. Newburn's wife, 16,808 shares which are held by Mr. Newburn as custodian for minors, and 2,016 shares which could be acquired within 60 days by exercise of stock options.

(3)             Includes 187,138 shares which are jointly held by Mr. Jensen's wife, 125,912 shares which are held by the Adams Children Irrevocable Trust, of which Mr. Jensen's wife is a trustee, 37,594 shares which are held by the Adams Grandchildrens' Trust, of which Mr. Jensen's wife is a trustee, 814 shares which are held by Mr. Jensen as custodian for a minor, 2,498 shares which are held jointly in CAC Investments, a partnership of which Mr. Jensen is the Managing Partner, 46,524 shares which are held by Mr. Jensen as trustee for his mother, and 20,652 shares which could be acquired within 60 days by exercise of stock options.

(4)             Includes 38,920 shares which could be acquired within 60 days by exercise of stock options.

(5)             Includes 186,374 shares which could be acquired within 60 days by exercise of stock options.  Also includes 184,440 shares which are held for Mr. Williams' account by Key Trust Company of the
                Northwest ("Key Trust") as trustee of Centennial Bank's Employee Savings and Profit Sharing Plan
                (the "Employee Savings Plan"); Key Trust has sole voting power over such shares.

(6)             The shares are held jointly with Mr. Winnowski's wife.

(7)             Includes 147,998 shares which are held jointly with Mr. Peery's wife, 7,978 shares which are held jointly with Mr. Peery's mother, 26,102 shares which are held by Mr. Peery's wife, and 28,236 shares which could be acquired within 60 days by exercise of stock options.  Also includes 108,334 shares which are held for Mr. Peery's account by Key Trust as trustee of the Employee Savings
                Plan;  Key Trust has sole voting power over such shares.

(8)             Includes 26,682 shares which could be acquired within 60 days by exercise of stock options, and
                72,095 shares which are held for Mr. Hardin's account by Key Trust as trustee of the Employees
                Savings Plan; Key Trust has sole voting power over such shares.

(9)             Includes 1,512 shares which are held jointly with Mr. Stevens' wife, 63,496 shares which are held jointly with Mr. Stevens and his wife as trustees of the Stevens Revocable Trusts, and 105,766 shares which are held for Mr Stevens' account by Key Trust as trustee of the Employee Savings
                Plan; Key Trust has sole voting power over such shares.

(10)            Includes 2,294 shares which are held by Mr. Gazeley's wife, 107,106 shares which are held jointly by Mr. Gazeley and his wife as trustees of the Gazeley Family Trust, 814 shares which are held by
                Mr. Gazeley as custodian for a minor, and 86,262 shares which are held for Mr. Gazeley's account by
                Key Trust as trustee of the Employee Savings Plan; Key Trust has sole voting power over such shares.

(11)            Key Trust is the trustee of the Employee Savings Plan and as such is the record holder of these shares; sole investment power over these shares is held by the respective beneficiaries of the individual accounts maintained under such plan.  Key Trust's address is 1211 S.W. Fifth Avenue,
                Suite 300,  Portland, Oregon 97204.

(12)            Includes 430,373 shares which could be acquired within 60 days by exercise of stock options.  Also includes 761,705 shares which are held for the accounts of certain executive officers by Key Trust as trustee of the Employee Savings Plan; Key Trust has sole voting power over such shares.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

               Members of the Board of Directors are elected annually. The current members of the Board have been nominated to continue in office until the next annual meeting of shareholders, and until their successors have been elected and qualified. Although the Company knows of no reason why any of the nominees may be unable or unwilling to serve, if any nominee becomes unable or unwilling to serve, it is the intention of the persons named in the proxy to vote for any substitute nominee the Board of Directors of the Company may recommend. The Board does not have a standing nomination committee nor does it have a formal procedure to receive shareholder nominations, but it will consider any written recommendations sent to the attention of the Board at the Company's administrative offices at 675 Oak Street, Post Office Box 1560, Eugene,
Oregon 97440.

               Directors are elected by a plurality of votes cast at the meeting, which means that the six nominees receiving the most votes at the meeting will be elected. Accordingly, a vote withheld from a particular nominee will not affect the outcome of an uncontested election. Shareholders are not entitled to cumulate votes for election of officers.

Nominees for Director
---------------------

               The following table gives certain information about each nominee for director, as of March 31, 1998. Three nominees (Messrs. Obie, Newburn and Williams) have served as directors of the Company since the Company's organization in 1981. Mr. Jensen has been a director since 1994; Mr. Giustina has been a director since 1995; and Mr. Winnowski has been a director since January 1998. All of the nominees (together with other people) are also directors of the Company's subsidiary, Centennial Bank (sometimes referred to herein as the "Bank"). Mr. Williams is also Chairman of the Board of Centennial Mortgage Co. ("Centennial Mortgage"), another subsidiary of the Company.



Name (Age) and                                    Principal Occupation
Position with Company                             (During the last 5 Years)
---------------------                             -------------------------
Brian B. Obie (56)                                Chairman, President and Chief Executive Officer of Obie Media
Chairman of the Board                             Corporation (outdoor and transit advertising); President and Chief
                                                  Executive Officer of Obie Industries Incorporated (real estate development); former mayor of Eugene, Oregon

Robert L. Newburn (66)                            President and Chief Executive Officer of Pacific Petroleum Corporation
Vice Chairman of the Board                        (retail distribution of petroleum products); Chairman of the Board of
                                                  Centennial Bank

Richard C. Williams (58)                          President and Chief Executive Officer of the Company; Vice Chairman of
President, Chief Executive Officer                the Board of Directors of Centennial Bank; Director of Obie Media
and Director                                      Corporation

Ted Winnowski (56)                                President and Chief Executive Officer of Centennial Bank since
Director                                          January 1998; Executive Vice President of KeyCorp from 1995 to 1997;
                                                  Chairman, President and Chief Executive Officer of KeyBank of
                                                  Washington from 1995 to 1997; Chairman of KeyBank of Oregon from 1985 to 1997

Cordy H. Jensen (55)                              President and owner of Station Masters Inc. (restaurant and lounge);
Director and Secretary                            Managing Partner of McKenzie Brewing Co.; Managing Partner of CAC
                                                  Investments (real estate rentals); Managing Partner of Bev's
                                                  Investment Co. (real estate holdings); Director of Jasper's Food
                                                  Management, Inc., CBW, Inc. and Oregon Food Management, Inc.

Dan Giustina (48)                                 Managing Partner of Giustina Resources (owns and manages timber and
Director                                          timberland); member/manager of G Group LLC (owns and manages residential and commercial real estate)

                  The Board of Directors held 10 meetings during 1997.  Each director attended more than 75% of the meetings of the Board of Directors and all committees of the Board on which the director served.

Board Committees
----------------

               The Board of Directors has two committees. The Audit Committee consists of all members of the Board of Directors. It reviews the scope of internal and external audit activities and the results of the Company's annual audit. The Audit Committee did not meet formally in 1997, but the scope and results of the Company's audit were reviewed at the Company's regular Board meetings.

               The Compensation Committee administers the Company's stock option plans and determines management compensation. The members of the Compensation Committee are Messrs. Obie, Newburn, Giustina and Jensen. The Compensation Committee held four meetings in 1997.

               In addition, Centennial Bank has an Audit and Personnel Committee of its Board of Directors consisting of Mr. Giustina and four nonemployee members of Centennial Bank's Board of Directors who are not also members of the Company's Board of Directors. The Audit and Personnel Committee meets monthly with management to ensure that appropriate audits of Centennial Bank's affairs are being conducted. The Audit and Personnel Committee also reviews the reports of examinations of Centennial Bank conducted by the Federal Deposit Insurance Corporation and the Oregon Department of Consumer and Business Services. Centennial Bank also has an Asset/Liability Committee, which has eight members, four of whom (Messrs. Newburn, Jensen, Williams and Winnowski) are directors of the Company. The Asset/Liability Committee meets weekly.

               The Board of Directors of the Company approves the independent auditors selected by the Company's management. The independent auditors have direct access to the Company's Board of Directors, and the employees responsible for conducting internal reviews have direct access to the Bank's Audit and Personnel Committee to discuss the results of their examinations, the adequacy of internal accounting controls and the integrity of financial reporting.

Compensation of Directors
-------------------------

               Executive officers receive no compensation for serving as directors of the Company. All other directors of the Company receive $1,000 per month, except that the Chairman of the Board receives an additional $500 per quarter.

               The directors of the Company also serve as directors of Centennial Bank. Executive officers receive no compensation for serving as directors of Centennial Bank. All other directors of Centennial Bank receive $750 per month, except that the Chairman of the Board receives an additional $500 per quarter.

               Centennial Bank's Asset/Liability Committee meets weekly; nonemployee directors who serve on that committee receive $75 for each meeting attended, except that the Chairman of that Committee receives $100 per meeting attended. The Chairman of the Audit Committee receives $100 per month.

               Each nonemployee director of the Company or any of its subsidiaries who is first elected to such position after December 1993 may, in the discretion of the Compensation Committee, receive a 10-year option to purchase up to 18,636 shares of Common Stock at the fair market value on the date of grant. However, to date the Compensation Committee has never granted options to purchase more than 5,000 shares of Common Stock to any new director.

               In addition to these initial stock option grants, the Company's Board of Directors adopted a stock option program in September 1996 for nonemployee directors of the Company and its subsidiaries. The program provides for options to purchase 1,000 shares to be granted under the 1995 Stock Incentive Plan annually to each nonemployee director, with the grants commencing generally during the director's second year of service. Options will be granted on the first business day of each calendar year, will vest over a three-year period and will have a term of 10 years. The exercise price for the options will be the fair market value of the Company's Common Stock on the date of grant. Options that have vested on the date a director ceases to serve as a director will remain exercisable for one year from the date of termination. These options will be transferable, under specified circumstances, to members of the director's immediate family, to family trusts and to family partnerships. When the program was adopted in September 1996, options for 33,880 shares were granted on the terms specified above to nonemployee directors for service during 1994 and 1995. The exercise price for those options was $5.37 per share. Options covering a total of 21,780 shares with an exercise price of $6.66 were granted to nonemployee directors in 1997 for service in 1996.

                                   PROPOSAL 2

 AMENDMENT TO THE COMPANY'S AMENDED ARTICLES OF INCORPORATION TO ELIMINATE PAR VALUE OF THE COMPANY'S
                            AUTHORIZED CAPITAL STOCK

               The par value of the Company's authorized capital stock as set forth in Article III of the Company's Restated Articles of Incorporation is $2 per share of common stock, $5 per share of voting preferred stock and $5 per share of non-voting preferred stock. Subject to shareholder approval, the Board of Directors of the Company has approved and adopted an amendment to the Company's Restated Articles of Incorporation that would eliminate the per share par value for all of the Company's capital stock. Under Proposal 2, the Company would amend Article III of the Restated Articles of Incorporation to read as follows:

         "ARTICLE III.

               "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60 million shares divided into three classes, as follows:

                         Five million shares of voting preferred stock, without par value (hereinafter sometimes referred to as "Voting Preferred Stock");

                         Five million shares of preferred stock, without par value, without voting rights, except with respect to voting rights in the event of a default in the payment of any dividend or with respect to any provisions granting the right to consent to the issuance of a different series of Preferred Stock which would materially or adversely affect the rights, preferences or powers of such issuance (hereinafter sometimes referred to as "Non-voting Preferred Stock"); and

                         Fifty million shares of common stock, without par value (hereinafter sometimes referred to as "Common Stock").

               The elimination of par value will increase the Company's future financial flexibility. If a stock dividend is paid in shares having par value, accounting rules generally require that the company make an adjustment to the balance sheet reducing retained earnings and increasing its capital stock by the amount of the par value of the shares issued pursuant to the dividend multiplied by the number of dividend shares issued. This adjustment, which reduces retained earnings, while primarily an accounting adjustment, has the effect of limiting the number of dividend shares which the Company may issue through retained earnings. If the Company eliminates the par value, then the issuance of stock dividends will not be restricted and will not reduce retained earnings. The issuance of new shares as stock dividends increases the Company's "float" (number of shares outstanding) and also serves the purpose of reducing the per share market value with the expectation that more investors will be interested in buying the stock at the reduced price.

     The removal of par value also enhances the flexibility of corporate planning by eliminating the need to further amend the Company's Articles of Incorporation incident to future stock issuances. The delay in seeking regulatory or shareholder approval for future changes in par value could impede the attainment of corporate objectives. The availability of authorized stock without par value will enable the Company to take timely advantage of market conditions to issue capital stock as opportunities warrant.

     Approval of the proposal to amend the Company's Articles to eliminate par value will require that a quorum be present and that the number of votes cast in favor of that proposal exceed the number of votes cast in opposition to that proposal. For the reasons stated above, your Board of Directors recommends a vote for Proposal 2.


                                   PROPOSAL 3

           APPROVAL OF AMENDMENT TO RESTATED 1995 STOCK INCENTIVE PLAN
                    INCREASING SHARES ISSUABLE UNDER THE PLAN

     The Board has unanimously approved an amendment to the Company's 1995 Restated Stock Incentive Plan (the "1995 Plan"), contingent upon shareholder approval of the amendment at the annual meeting, increasing the aggregate number of shares authorized for issuance under the 1995 Plan from 559,020 to 1,100,000 (subject to adjustment in order to prevent dilution in certain cases described below). The following summary description of the 1995 Plan is qualified in its entirety by reference to the full text of the 1995 Plan, as proposed to be amended, which is attached to this Proxy Statement as Appendix A, and to agreements entered into pursuant to the Plan. As of the date of this Proxy Statement, options covering an aggregate of 498,316 shares were outstanding under the 1995 Plan. Thus, only 60,704 shares are currently available for new awards under the 1995 Plan.

     The purpose of the 1995 Plan and the proposed amendment is to promote the best interests of the Company and its shareholders by providing key employees of the Company and its affiliates with an opportunity to acquire a proprietary interest in the Company. The 1995 Plan is intended to promote continuity of management and to provide increased incentive and personal interest in the welfare of the Company by those key employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company's continued growth and financial success.

     The 1995 Plan was originally adopted by the Board on November 22, 1995 and approved by shareholders on May 15, 1997. The 1995 Plan was amended and restated effective as of August 20, 1996. The 1995 Plan, as amended, was adopted by the Board on March 18, 1998. Should the amendment not be approved, the 1995 Plan will remain in full force and effect, without the increase in the number of shares issuable under the Plan.

Administration
--------------

     The Plan is required to be administered by the Compensation Committee (the "Committee"). The Committee determines the persons to whom awards will be made under the Plan, when awards will be granted, the amount of the awards, and other terms and conditions of the awards. The Committee may also waive or modify any restriction with respect to an award. The Committee promulgates rules and regulations for the operation of the Plan, interprets the Plan and related agreements and generally supervises the administration of the Plan.

Eligibility
-----------

     Employees, directors (including nonemployee directors) and consultants are eligible to participate in the Plan. Only employees are eligible to receive incentive stock options.

     At the date of this Proxy Statement, approximately 45 officers and 12 nonemployee directors of the Company and its subsidiaries are eligible to participate in the Plan. Each person selected by the Committee to receive an award under the Plan must be a person the Committee believes has made or will make an important contribution to the Company. In determining to make awards under the Plan, the Committee may take into account the nature of the services rendered by the individual, the person's present and potential contribution to the success of the Company, and such other factors as the Committee deems relevant.

Number Of Shares Covered By Plan
--------------------------------

     The Restated 1995 Stock Incentive Plan currently provides that up to 559,020 shares (as such number has been adjusted for stock splits and dividends) of Common Stock are available for issuance pursuant to the Plan. If the shareholders approve the 1998 amendment to the Plan, a total of 1,100,000 shares of Common Stock will be available for the granting of awards under the Plan (including certain shares which may be granted, subject to shareholder approval of the Plan and achievement of certain performance goals, to Mr. Winnowksi under the Winnowski Agreement).

Term Of Plan; Amendment Of Plan
-------------------------------

     Subject to shareholder approval, the Plan, as amended, was approved by the Board of Directors in March 1998 and will remain in effect until all awards granted under the Plan have been satisfied or expired. However, no awards may be granted under the Plan after November 21, 2005. To the extent that an award lapses or terminates, any shares of Common Stock subject to such award shall again be available for the grant of a future award under the Plan.

     Generally, the Board of Directors of the Company may amend, modify or terminate the Plan at any time subject to the requirement for shareholder approval of certain material changes.

Stock Options
-------------

     The term of each option granted under the Plan will be as specified by the Committee at the date of grant, except that no incentive stock option will have a term of more than ten years from the date of grant. No incentive stock option may be granted to an individual who owns more than 10% of the total combined voting power of all classes of stock of the Company unless the exercise price is at least 110% of the fair market value of the Common Stock at the time of the grant and the term of the option is no more than five years from the date of grant.

     The Committee will determine the exercise price for all stock options. The exercise price for incentive stock options may not be less than the fair market value of the underlying Common Stock on the date of grant. The exercise price of an option or portion thereof must be paid in full at the time of exercise in the manner prescribed by the Committee.

     In the event of the death or other termination of an optionee's employment with the Company, the Plan provides that the optionee's options may be exercised for specified periods thereafter (one year in the case of termination by reason of death or disability and three months in the case of termination for any other reason), but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The Plan also provides that, at the time of grant or at any time thereafter, the Committee may extend the three-month and one-year post-termination exercise periods for any period up to the expiration date of the option and may increase the portion of the option that is exercisable.

Restricted Stock
----------------

     The Committee may grant awards of restricted Common Stock under the Plan. The Committee will determine the persons to receive restricted stock awards and will determine the amount and form of any payment due for the restricted stock. The Committee also will establish a restriction period for such awards during which the holder will have rights to receive dividends, vote the Common Stock, and enjoy all other shareholder rights except custody of the stock certificate and transfer rights. The restricted stock awards will be subject to such other restrictions as the Committee may determine. Such awards are subject to forfeiture for breach of the terms and conditions of the restricted stock agreement entered into at the time of such award.

Transferability
---------------

     Options granted under the 1995 Plan are not transferable or assignable by the optionee except by will or by the laws of descent and distribution; provided, however, that with the consent of the Committee, Nonstatutory Stock Options may be assigned or transferred, subject to certain requirements, to the optionee's immediate family, to trusts for the benefit of the optionee's immediate family members, and pursuant to qualified domestic relations orders. An Incentive Stock Option may be exercised during the lifetime of the optionee only by the optionee, the optionee's guardian or legal representative.

Changes In Capital Structure
----------------------------

     If any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or stock dividend causes the outstanding Common Stock to increase or decrease or to be changed into a different number or kind of securities of the Company or any other corporation, the Committee will make appropriate adjustments in the number and kind of shares available for awards under the Plan and in the number and kind of shares as to which outstanding options will be exercisable, so that the participant's proportionate interest before and after the event is maintained.

     In the event of the dissolution of the Company, or of a merger, consolidation, or plan of exchange affecting the Company, in lieu of providing for options as provided in the preceding paragraph or in lieu of having the options continue unchanged, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which holders will have the right to exercise options in whole or in part without any limitation on exercisability, and upon the expiration of this 30-day period, all unexercised options will immediately terminate.

     The existence of the Plan and the awards granted under the Plan does not affect the right or power of the Board or shareholders to make or authorize any change in the Company's capital structure, or to do or authorize any other corporate act or proceeding. Further, except as specifically provided in the Plan, the Company's issuance of stock or securities convertible into stock will not affect the number of shares of Common Stock subject to awards already granted at the time the subsequent issuance is made or the exercise price of the shares subject to these previously granted awards.

Federal Tax Consequences
------------------------

     The following description of U.S. federal income tax consequences is intended merely to provide basic information with respect to the tax treatment applied to various grants and awards under the Plan. The exact consequences to any particular participant will depend upon the participant's particular circumstances, including the terms of his or her award agreement. State and local tax laws may vary from federal law.

     No opinion of counsel or ruling from the Internal Revenue Service (the "IRS") has or will be obtained by the Company as to the federal income tax consequences to participants with respect to shares acquired pursuant to the Plan. The federal income tax rules and regulations discussed below are subject to change by legislative actions and judicial decisions, and may be subject to differing interpretations.

            Incentive Stock Options
            -----------------------

     Certain options authorized to be granted under the Plan are intended to qualify as Incentive Stock Options for federal income tax purposes. Under current federal income tax law, an optionee does not recognize taxable income upon the grant or exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price constitutes an "item of adjustment" for purposes of the alternative minimum tax. Exercise of an Incentive Stock Option may significantly increase the likelihood that the optionee will be required to pay the alterative minimum tax for the year of exercise. If the optionee pays the alternative minimum tax, the optionee may, in a subsequent year, receive a credit for the alternative minimum tax paid.

     If the optionee does not dispose of shares acquired upon the exercise of an Incentive Stock Option for two years after the date of grant and one year after the date of exercise (the "holding periods"), then upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the optionee as mid-term (if the disposition is within 18 months from the date of exercise) or long-term capital gain (if the disposition is more than 18 months after the date of exercise) and any loss sustained will be mid-term or long-term capital loss.

     Generally, if an optionee disposes of shares acquired upon exercise of an Incentive Stock Option within the holding periods, the optionee will have ordinary income for the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the amount of gain realized upon the disposition. Any additional gain will be taxed as short-term, mid-term or long-term capital gain, as applicable. The Company will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an Incentive Stock Option. Upon any disposition of shares within the holding periods by an optionee, the Company will be entitled to a deduction in the year in which the disposition occurs to the extent the optionee realizes ordinary income.

     Although the Company believes that the options designated as Incentive Stock Options granted under the Plan will qualify under Section 422 of the Code, there can be no assurance that their status as such might not be successfully challenged by the IRS. Any stock option found to be nonqualifying would not be eligible to receive the tax treatment described above. Instead, the option would be a Nonqualified Stock Option and receive the tax treatment described below.

         Nonqualified Stock Options
         --------------------------

     Certain options authorized to be granted under the Plan will be treated as Nonqualified Stock Options for federal income tax purposes. The tax treatment of Nonqualified Stock Options is different from the tax treatment of Incentive Stock Options with respect to the time when income is recognized and the characterization of such income. For a Nonqualified Stock Option, an optionee generally recognizes income upon exercising the option. The amount of income recognized upon exercise constitutes ordinary income and equals the excess of the fair market value of the shares at the date of exercise over the exercise price. Any gain or loss recognized on the subsequent sale or exchange of the shares generally constitutes a short-term, mid-term or long-term capital gain or loss, as applicable. Income tax withholding is provided for in the Option Agreements. The Company is entitled to a deduction in an amount equal to the income recognized by the optionee. To the extent required by the Code and Regulations, the Company will report the optionee's income to the IRS and will withhold income and employment taxes from the optionee's income (or require payment by optionee to the Company of such withholding taxes.)

         Restricted Stock
         ----------------

     Restricted stock awarded under the Plan, if the shares are transferable or are not subject to a substantial risk of forfeiture, will be taxable as ordinary income equal to the excess of the fair market value of the shares received (determined as of the date of the award) over the amount, if any, paid for the shares by the participant. The Company will be entitled to a tax deduction in the same amount.

     In the case of restricted shares that are not transferable and are subject to a substantial risk of forfeiture on the date of issuance, the participant will generally recognize ordinary income equal to the excess of the fair market value of shares received (determined as of the date on which the shares either become transferable or are not subject to a substantial risk of forfeiture) over the amount, if any, paid for the shares. The Company will be entitled to a tax deduction in the same amount. A participant may elect to recognize income when the shares are received, rather than upon the expiration of the transfer restriction or risk of forfeiture, and, in such event, the amount of ordinary income will be determined as of the date of issuance rather than upon expiration of the applicable restriction. The Company's tax deduction will be determined at the same time.

     To the extent required by the Code and the Regulations, the Company will report the participant's income to the IRS and will withhold income and employment taxes from the participant's income (or require payment by the participant to the Company of such withholding taxes).

Expenses
--------

     The Company will pay all the costs and expenses of administering the Plan.

Future Awards Under The Plan
----------------------------

     The Committee has granted certain certain options under the Plan which are subject to shareholder approval of the proposed amendment to the Plan. Such options, which were granted to Mr. Winnowski, are described on page 18 of this Proxy Statement. As of the date of this Proxy Statement, the Committee has not decided to make any other awards under the Plan. Therefore, except for the options granted to Mr. Winnowski, the number and type of awards to be granted under the Plan to any particular individual cannot be determined at this time.

Shareholder Approval
--------------------

     Approval of the proposal to amend the 1995 Plan to increase the number of shares available for issuance under the 1995 Plan to 1,100,000 will require that a quorum be present and that the number of votes cast in favor of that proposal exceed the number of votes cast in opposition to that proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT THE PROPOSED AMENDMENT TO THE 1995 PLAN BE APPROVED.


                        INFORMATION REGARDING MANAGEMENT

Executive Officers
------------------

          The following information identifies the executive officers of the Company. Subject to certain obligations of the Company described below under "Employment Agreements," all executive officers serve at the discretion of the Board of Directors.

Name of Individual                Age           Positions and Offices Held
------------------                ---           --------------------------
Richard C. Williams               58            President, Chief Executive Officer and a director of the Company since 1981; Vice Chairman of Centennial Bank since 1992; Chief
                                                Executive Officer of Centennial Bank from 1977 to 1998; President of Centennial Bank from 1977 to 1992; a director of Centennial
                                                Bank since 1977; a director of Centennial Mortgage since 1987.

Ted Winnowski                     56            President and Chief Executive Officer of Centennial Bank since
                                                January 1998; a director of the Company since January 1998.

Ron R. Peery                      58            Executive Vice President of the Company since 1986; Executive
                                                Vice President and Southern Region Manager OF Centennial Bank
                                                since January 1998; President and Southern Region Manager of
                                                Centennial Bank from 1996 to January 1998; President and Chief
                                                Operating Officer of Centennial Bank from 1992 through December
                                                1995; Executive Vice President of Centennial Bank from 1982 to
                                                1992; a director of Centennial Mortgage since 1987.

Eric H. Hardin                    56            Executive Vice President of the Company and of Centennial Bank
                                                from 1989 to February 1998; Senior Vice President of the Company
                                                from 1986 to 1989; Senior Vice President of Centennial Bank from
                                                1982 to 1989.

Gary L. Stevens                   58            Executive Vice President of the Company since 1986; Executive
                                                Vice President of Centennial Bank since 1982.

Michael J. Nysingh                45            Chief Financial Officer of the Company since 1985; Acting Chief
                                                Financial Officer of the Company from 1982 to 1985; Senior Vice
                                                President of Centennial Bank since January 1995; Vice President of Centennial Bank from 1982 through 1994; Cashier of Centennial
                                                Bank since 1982; a director of Centennial Mortgage since 1990;
                                                Chief Financial Officer of Centennial Mortgage since 1988.

David M. Gazeley                  48            Executive Vice President of Centennial Bank since January 1998;
                                                Senior Vice President of Centennial Bank from 1992 to January
                                                1998; Northern Region Manager of Centennial Bank since 1996;
                                                Manager of Pacific Corporate Center Office of Centennial Bank
                                                from 1994 through 1996; Manager of Springfield Branch of
                                                Centennial Bank from 1986 to 1994; Vice President of Centennial
                                                Bank from 1986 to 1992.

Collin L. Alspach                 52            Senior Vice President of Centennial Bank since 1996; Vice
                                                President of Centennial Bank from 1994 through 1996.

Jesse Averette                    52            Senior Vice President and Manager of Pacific Corporate Center
                                                Office of Centennial Bank since 1996.

Dennis P. Huserik                 55            Senior Vice President of Centennial Bank since 1996.

Thomas P. Widmer                  48            Senior Vice President and Manager of Eugene Main Branch of
                                                Centennial Bank since 1995; Vice President and Manager of Eugene
                                                Main Branch of Centennial Bank from 1992 through 1994; Vice
                                                President and Assistant Manager of Eugene Main Branch of
                                                Centennial Bank from 1989 to 1992; Vice President and Manager of
                                                Valley River Branch of Centennial Bank from 1988 to 1989;
                                                Assistant Vice President and Manager of Valley River Branch of
                                                Centennial Bank from 1986 to 1988.

Dennis M. Carlson                 52            President and Chief Executive Officer of Centennial Mortgage
                                                since 1988; Executive Vice President of Centennial Mortgage from
                                                1987 to 1988; a director of Centennial Mortgage since 1987;
                                                Senior Vice President of Centennial Bank since 1990; Vice
                                                President of Centennial Bank from 1982 to 1990.

Loretta J. Morse                  43            Senior Vice President of Centennial Bank since January 1998; Vice
                                                President of Centennial Bank from 1991 to January 1998; Assistant
                                                Vice President of Centennial Bank from 1983 to 1991.

Executive Compensation
----------------------

          The following table sets forth certain information regarding compensation paid by the Company during 1997, 1996 and 1995 to Mr. Williams as the Company's Chief Executive Officer and the four other most highly compensated executive officers:

                                          Summary Compensation Table
                                                                               Long-term
                                                                              compensation
                                                 Annual compensation             awards
                                              --------------------------    -----------------

                                                                               Number of
                                                                               securities
                                                                               underlying           All other
      Name and principal                      Salary          Bonus(1)          options           compensation
           position                 Year        ($)(2)        ($)(2)              (#)                ($)(3)
-------------------------------    -------    -----------    -----------    -----------------     --------------
Richard C. Williams                 1997        $256,090       $150,000                   --            $17,662
    President and Chief             1996         231,250        100,000                   --             11,270
    Executive Officer of the        1995         206,250         75,000              167,706              9,841
    Company

Ron R. Peery                        1997         130,000         45,000                   --              9,139
     Executive Vice President       1996         120,000         40,000                   --              9,470
     of the Company                 1995         110,000         35,000                   --              7,382

Eric H. Hardin(4)                   1997          92,000         22,500                   --              6,818
     Executive Vice President       1996          86,000         20,000                   --              6,633
     of the Company                 1995          80,000         18,000                   --              5,525


Gary L. Stevens                     1997          92,000         20,000                   --              8,044
     Executive Vice President       1996          86,000         17,500                   --              7,587
     of the Company                 1995          80,000         15,000                   --              6,129

David M. Gazeley                    1997          92,000         30,000                   --              9,227
     Executive Vice President       1996          85,030         30,530                4,840              9,364
     and Northern Region            1995          78,865         38,190                   --              7,595
     Manager of Centennial
     Bank

-------------------------------

(1)       Includes bonuses paid or to be paid during the subsequent year but attributable to the year indicated.

(2)       Includes amounts contributed by the named executive to the Deferred Compensation Plan.

(3)       Consists of the Company's contributions to the Employee Savings Plan for the benefit of the named executive officers.

(4)       Mr. Hardin retired from service to the Company and Centennial Bank in February 1998.

          The following table sets forth information regarding option exercises during 1997 and option holdings at December 31, 1997 by each executive officer named in the Summary Compensation Table:

                                       Aggregated Option Exercises in Last Fiscal Year
                                       -----------------------------------------------
                                              and Fiscal Year-End Option Values
                                              ---------------------------------
                                                                                                  Value of unexercised in-the-
                            Shares                                 Number of unexercised                 money options at
                           acquired                                 options at FY-End(#)                   FY-End($)(1)
                              on            Value             -------------------------------    -------------------------------
                           exercise        realized
        Name                 (#)              ($)           Exercisable     Unexercisable      Exercisable       Unexercisable
---------------------     -----------    --------------     ------------    ---------------    ------------     ----------------
Richard C. Williams             --               --           186,374          55,902           $1,983,728          $567,597

Ron R. Peery                16,500         $ 76,280            28,236              --              321,286                --

Eric H. Hardin              10,600           78,653            26,682              --              303,608                --

Gary L. Stevens             37,282          448,690                --              --                   --                --

David M. Gazeley            23,578          231,641                --          12,296                   --           129,112


-----------
(1)         On December 31, 1997, the closing price of the Company's Common Stock was $14.31.  For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be
            "in-the-money" and are considered to have a value equal to the difference between that amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.


Employment Agreements
---------------------

          The Company has an employment agreement with Mr. Williams (as amended, the "Williams Agreement"). Centennial Bank has an employment agreement with Mr. Winnowski (the "Winnowski Agreement") and a deferred compensation agreement with Mr. Peery (the "Peery Agreement").

         Richard C. Williams
         -------------------

          The Williams Agreement commenced on October 1, 1995 and terminates on December 31, 2001. It was amended on December 1, 1997 to add certain provisions regarding salary and payments upon a change of control, as described below. The Williams Agreement provides for a base salary of $300,000 for the 12 months ending November 30, 1998 and, for periods after September 30, 1998, amounts approved by the Company's Board of Directors, but not less than $300,000 for each 12-month period.

          In addition to the base salary for Mr. Williams described above, the Williams Agreement provides for a cash bonus for each calendar year if the Company and/or Mr. Williams reach certain objectives determined by the Board of Directors before the beginning of that year. Any cash bonus is payable 20% on the 15th day of April, July and October and 40% on the 15th day of the following January. As provided in the Williams Agreement, Mr. Williams was paid a bonus of $100,000 for 1996 and $150,000 for 1997 after meeting the specified objectives for each year. Assuming future objectives are met, his cash bonus for 1998 and subsequent years will be determined by the Compensation Committee, but may not be less than $25,000 per calendar quarter. The Williams Agreement also provides for disability income benefits in the event Mr. Williams should become disabled.

          The Williams Agreement also acknowledges the grant to Mr. Williams of an option to purchase 167,706 shares of the Company's Common Stock. The exercise price for Mr. Williams' nonstatutory stock option is $4.16 per share. The option expires on November 21, 2015. It becomes exercisable as to one-third of the option shares on September 30 each year, commencing on September 30, 1996, until fully vested. Exercise of the option may be accelerated if the Company is acquired by another corporation. The option may be transferred, under certain specified circumstances, to members of Mr. Williams' immediate family, to family trusts and to family partnerships.

          In the event of termination of employment by the Company for "cause" or by Mr. Williams without "good reason," as such terms are defined in the Williams Agreement, Mr. Williams is entitled to the payment of base salary, cash bonus and benefits only through his termination date, plus vested deferred compensation. In the event of termination of employment by the Company without cause or by Mr. Williams for good reason, Mr. Williams is entitled to the payment of his base salary, cash bonus, and benefits through the end of the term of the Williams Agreement, plus all deferred compensation.

          The Williams Agreement provides for deferred compensation in an amount equal to $2,100,000 (8.4 times Mr. Williams' base salary of $250,000). The deferred compensation is fully vested. The deferred compensation is payable in installments beginning at the earliest to occur of the following: (1) December 31, 2001; (2) the date of Mr. Williams' death; (3) the termination of his employment unless terminated by reason of disability; or (4) the date of the last payment to be made under a disability income insurance policy.

          The Williams Agreement further provides that, in the event of his termination upon any change in control, both the Company and Mr. Williams have the right to terminate the Williams Agreement. If either elects to terminate, Mr. Williams will receive a lump-sum cash payment equal to 2 1/2 times his "Final Compensation." "Final compensation" is the greater of (a) his base salary and cash bonus for the most recently ended fiscal year, or (b) his base salary for the current fiscal year. If Mr. Williams continues employment following a change in control and is subsequently terminated within 36 months and before December 31, 2002, then the Company will pay to Mr. Williams a lump-sum cash payment equal to 2 1/2 times his final compensation. Change of control is defined for this purpose as (i) the acquisition by any person, other than the Bank, the Company or a trustee holding securities under an employee benefit plan of either, of 30% or more of the combined voting power of Centennial Bank's or the Company's then outstanding securities; (ii) a merger, consolidation, share exchange or other corporate reorganization other than (A) a transaction in which the voting securities of the Bank or the Company before the transaction continue to represent more than 70% of the combined voting securities immediately following the transaction, or (B) a transaction in which no person acquires more than 30% of the combined voting power of Centennial Bank's or the Company's then outstanding securities; or (iii) the complete liquidation, or sale or disposition of all or substantially all, of the Bank's or the Company's assets. In any event, the payment made to Mr. Williams under the change-of-control provision of the Williams Agreement will be reduced until Section 280G of the Internal Revenue Code does not limit the deductibility by the Company of the payment.

          The Williams Agreement provides that, commencing January 20, 1998,
Mr. Williams will be deemed to have fulfilled his full-time service obligation if he devotes time equivalent to three-fourths of a full-time schedule to his duties with the Company. In addition, Mr. Williams is permitted to take a single leave of absence of up to 180 days. He will receive full compensation and benefits during such leave of absence.

          For a period of three years following Mr. Williams' termination of employment, unless such termination was by the Company without cause, or by Mr. Williams for good reason, or as a result of any change of control of the Company or Centennial Bank by a third party, Mr. Williams cannot, without the consent of the Board of Directors, engage in or enter into any business or perform services for another business that is in substantial competition with the Company.

         Ted Winnowski
         -------------

          The Winnowski Agreement commenced on January 20, 1998 and terminates on December 31, 2002. The Winnowski Agreement provides for a base salary of $225,000 for the period beginning on January 20, 1998 and ending on December 31, 1998. Thereafter his base salary may be adjusted in the sole discretion of the Board of Directors of Centennial Bank, but in no event may it be less than $225,000 for each 12-month period.

          In addition to Mr. Winnowski's base salary, the Winnowski Agreement provides for a cash bonus for each calendar year if Centennial Bank attains certain objectives determined by the Bank's Board of Directors before the beginning of that year. Any cash bonus is payable 20% on the 15th of April, July and October of that year and 40% on January 15th of the following year. Assuming 1998 objectives are met, Mr. Winnowski's cash bonus for 1998 will be $100,000, with an additional $25,000 paid if 110% of the 1998 financial objectives are achieved. Assuming future fiscal year objectives are met, his cash bonus for 1999 and subsequent years will be determined by the Board of Directors, but may not be less than $100,000 per fiscal year, plus an additional amount of not less than $25,000 if 110% of the fiscal year's financial objectives are achieved.

          The Winnowski Agreement also acknowledges the grant to Mr. Winnowski of an option to purchase 150,000 shares of the Company's Common Stock under the Restated 1995 Stock Incentive Plan at an exercise price of $14.88 per share. One-third of the option (the incentive stock option portion) expires on January 20, 2008 and the remaining two-thirds of the option expires on January 20, 2023. The option becomes exercisable as to one-third of the option shares on January 20 each year, commencing on January 20, 1999, until fully vested. In addition, the Company has agreed, subject to achievement of 1998's performance goals, to grant an additional option to purchase 50,000 shares under the 1995 Restated Stock Incentive Plan by January 20, 1999. The Company has also agreed, beginning effective January 1, 1999 and conditioned upon achieving the performance goals established by the Board each year, to grant annually an additional option to purchase 20,000 shares, plus another option to purchase 10,000 shares if the Bank achieves 110% of the prior fiscal year's after-tax profitability goal. The grant of all options to Mr. Winnowski, other than the initial grant of 150,000 shares, is conditioned on shareholder approval of the amendment to the Restated 1995 Stock Incentive Plan. (See Proposal 3 in this Proxy.) Exercise of the option may be accelerated if the Company is acquired by another corporation, upon Mr. Winnowski's death or disability or upon termination of Mr. Winnowski's employment by the Company without cause or by Mr. Winnowski with good reason, as such terms are defined in the Winnowski Agreement. However, Mr. Winnowski's right to exercise a vested stock option will not be forfeited by reason of termination for cause by the Company or by Mr. Winnowski without good reason.

          The Winnowski Agreement provides that Mr. Winnowski is entitled to participate in the Company's pension, profit-sharing, life, disability, medical and other employee benefit plans in effect from time to time for officers in similar positions. In addition, the Company has agreed that, if Mr. Winnowski's 401(k) plan is not fully vested due to termination of his employment on or after December 31, 2002, the Company will make a cash payment to Mr. Winnowski equal to the nonvested portion of such account. The Winnowski Agreement also provides for a relocation payment of $5,000 for Mr. Winnowski's move to Eugene, Oregon, and requires that Mr. Winnowski, at all times during the Winnowski Agreement's effectiveness, maintain his principal residence within 20 miles of the Bank's principal headquarters.

          In the event of termination of employment by the Bank for cause or by Mr. Winnowski without good reason, Mr. Winnowski is entitled to the payment of his base salary and benefits only through his termination date. In the event of termination of employment by the Bank without cause or by Mr. Winnowski for good reason, Mr. Winnowski is entitled to payment of his base salary and benefits through December 31, 2002. If the Winnowski Agreement is terminated by either party because of Mr. Winnowski's disability, the Bank will pay his benefits and base salary until disability insurance benefits commence; if the agreement is terminated due to death, the Bank will continue payments for six months.

          The Winnowski Agreement further provides that, in the event of his termination upon any change in control (defined the same as in the Williams Agreement), both the Company and Mr. Winnowski have the right to terminate the Winnowski Agreement. If either elects to terminate, Mr. Winnowski will receive a lump-sum cash payment equal to 2 1/2 times his "Final Compensation." "Final compensation" is the greater of (a) his base salary and cash bonus for the most recently ended fiscal year, or (b) his base salary for the current fiscal year. If Mr. Winnowski continues employment following a change in control and is subsequently terminated without 36 months and before December 31, 2002, then the Company will pay to Mr. Winnowski a lump-sum cash payment equal to 2 1/2 times his final compensation.

          For a period of six months following Mr. Winnowski's termination of employment, he has agreed that he shall not engage in or enter into business or perform services for another business that is of the same or similar type as the Bank.


         Ron R. Peery
         ------------

          Centennial Bank entered into the Peery Agreement in 1989. It provides for deferred compensation in the amount of $350,000, subject to vesting based upon Mr. Peery's length of continued employment by Centennial Bank. His employment may be terminated by Centennial Bank or Mr. Peery at any time for any reason. The deferred compensation was 95% vested at March 31, 1998, with the final 5% vesting on March 31, 1999. The deferred compensation is payable in installments beginning at the date of Mr. Peery's death if he dies before age 60, or at the later of age 60 or the termination of his employment. Mr. Peery also is eligible for group benefits provided to other employees or executive officers.

Report of the Compensation Committee on Executive Compensation
--------------------------------------------------------------

          With the exception of Mr. Williams, who retired as Chief Executive Officer and President of Centennial Bank in January 1998, all of the Company's executives also hold positions with Centennial Bank and receive all of their compensation from the Bank. The Bank has entered into intercompany agreements with the Company and Centennial Mortgage for reimbursement for certain compensation expenses to executive officers, including Mr. Williams. Although compensation is paid by Centennial Bank, the Compensation Committee of the Company establishes the compensation to be paid to the Company's executive officers.

          The Company and its subsidiaries are engaged in a highly competitive industry. In order to succeed, the Company must be able to attract and maintain qualified executives. To achieve this objective, the Compensation Committee has structured executive compensation systems which include both a fixed-base component and a contingent component tied to operating performance. The Committee believes this compensation structure enables the Company to attract and retain key executives.

          In 1995, as the Board of Directors reviewed the Company's strategic plans for the future, the Board determined that it would be in the best interests of the Company to renegotiate Mr. Williams' employment contract to extend its term. Central to the Board's interests were the long-term operation of the Company and succession of management. The Williams Agreement is described at pages 16-18 of this Proxy Statement. The base salary and bonus paid to Mr. Williams for 1997 was determined by the terms of the Williams Agreement with the Company. After extensive consideration of candidates, the Board determined to hire Mr. Winnowski pursuant to an agreement described at pages 18-19 of this Proxy Statement. Mr. Winnowski commenced employment with the Bank on January 20, 1998.

          In setting base compensation, the Compensation Committee considers the overall performance of each executive with respect to the duties and responsibilities assigned him or her. Further, periodic surveys are taken of compensation levels and benefit programs offered by other community banks and bank holding companies, which provide the Committee with information on which to evaluate salary and compensation programs.

          The Compensation Committee maintains a philosophy that a significant element of compensation of executive officers, including Mr. Williams, Mr. Winnowski and the other executive officers named in the Summary Compensation Table, must be directly and materially linked to both operating and stock price performance. The benefit plans provided to the executive officers are designed to accomplish that goal. In particular, bonus compensation is available only to the extent that the Company meets or exceeds budgeted net income. In 1997, executive officers earned cash bonuses in specified amounts per executive, upon the achievement of specific performance measurements by the Company each quarter. In 1997, the performance measurements were: return on average assets; return on average equity; net interest margin; efficiency ratio; and growth objectives for total loans, total deposits and total assets. Cash bonuses for 1997 were paid 20% on the 15th day of April and July 1997 and 60% on January 15, 1998.

          The Company's stock incentive plans are an important component of the Company's compensation program for executive officers and other employees. The plans are intended to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company. Through stock option grants, the long-range interests of management and employees are aligned with those of shareholders as the optionees accumulate (through the vesting of their stock options) meaningful stakes in the Company. The Compensation Committee makes all decisions concerning the granting of stock options, including the individuals to whom options are granted and the respective exercise prices and vesting periods. These decisions are made on a subjective basis and generally do not bear a specific relationship to any particular measure of the Company's performance. No executive officers were granted stock options in 1997. However, all of the named executive officers own stock options. The value of these stock options is entirely dependent on the market value of the Company's shares. See the stock option table included in "Executive Compensation."

          The Company maintains a 401(k) retirement savings plan applicable to all eligible employees, including executive officers. Under the plan, the Company typically matches a portion of employee contributions (during 1997, 60% of employee contributions were matched up to a maximum of 6% of compensation). At December 31, 1997, all employer contributions made on behalf of executive officers were vested in accordance with the vesting schedule of the plan, generally five years from commencement of employment, on the basis of the officers' past service with Centennial Bank. The Company also has a deferred compensation plan, which also is applicable to all eligible employees, including executive officers. Although the Company may match a portion of the compensation deferred by employees, no Company contributions were made under this plan for 1997.

          The Compensation Committee believes that the base salary compensation provided to the executive officers of the Company, including those named in the Summary Compensation Table, is appropriate and reasonable in light of such executives' duties, performance and responsibilities and that the contingent forms of compensation provided through bonuses and stock options provide additional, continuing incentives to executives in appropriate circumstances and are consistent with the benefits derived by shareholders of the Company.

          This report is submitted by the members of the Company's Compensation
Committee:

                             Compensation Committee

                                  Brian B. Obie
                                Robert L. Newburn
                                 Cordy H. Jensen
                                  Dan Giustina

                             STOCK PERFORMANCE GRAPH

          The graph below compares the yearly percentage change in the cumulative shareholder return on the Company's Common Stock during the five years ended December 31, 1997, with (i) the All Nasdaq U.S. Stocks Index, as reported by the Center for Research in Security Prices; and (ii) the Nasdaq Bank Index, as reported by the Center for Research in Security Prices. This comparison assumes $100 was invested on December 31, 1992, in the Company's Common Stock and in the comparison groups, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and stock splits.

                                  EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHICS.

                                                    Period Ending December 31,
------------------------------ ---------------------------------------------------------------------
Index                                1992       1993        1994        1995        1996       1997
------------------------------ ----------- ---------- ----------- ----------- ----------- ----------
Centennial Bancorp                 100.00     125.83      126.54      209.32      291.96     632.04
Nasdaq Bank Index                  100.00     114.04      113.63      169.22      223.41     377.44
All Nasdaq US Stocks               100.00     114.80      112.21      158.70      195.19     239.53



          The stock performance shown on the graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.



                              CERTAIN TRANSACTIONS

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

          The members of the Compensation Committee are Messrs. Obie, Newburn, Jensen and Giustina. None of them is or has been an officer or employee of the Company or any of its subsidiaries.

          Mr. Williams, the Company's President and Chief Executive Officer, serves as a director and is on the Compensation Committee of Obie Media Corporation. Mr. Obie, the Company's Chairman of the Board and a member of the Company's Compensation Committee, is the Chairman of the Board and an executive officer of Obie Media Corporation.

Banking Relationships
---------------------

          Certain directors (including each member of the Compensation Committee) and executive officers of the Company and its subsidiaries, members of their immediate families, and certain companies with which such individuals are associated are customers of and have banking transactions with Centennial Bank in the ordinary course of business. The Bank expects to have such banking transactions in the future. All credit transactions with these parties in excess of $25,000 must be approved by Centennial Bank's Asset/Liability Committee and ratified by its Board of Directors. All outstanding loans and commitments to loan to those parties were made in compliance with applicable laws and on substantially the same terms (including interest rates and collateral) as those prevailing for Centennial Bank at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of the Company and of Centennial Bank must comply with federal and state laws, which generally prohibit any preferential terms or rates.


                 COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

          Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires that all executive officers and directors of the Company and all persons who beneficially own more than 10% of the Company's Common Stock file an initial report of their ownership of the Company's securities on Form 3 and report changes in their ownership of the Company's securities on Form 4 or Form 5. These filings must be made with the Securities and Exchange Commission with a copy sent to the Company.

          Based solely upon the Company's review of the copies of the filings that it received with respect to the year ended December 31, 1997, and written representations from certain reporting persons, the Company believes that all reporting persons made all required Section 16 filings with respect to 1997 on a timely basis, except that Collin Alspach, Michael J. Nysingh, Gary L. Stevens and Richard C. Williams each reported one sale of Form 4 late, David M. Gazeley reported one stock purchase on Form 4 late, and Ron R. Peery reported two stock sales on Form 4 late.



                                 OTHER BUSINESS

          The Company's management knows of no other matters to be brought before the meeting for a vote. However, if other matters are presented for a vote at the meeting, the proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters. At the meeting, management will report on the Company's business, and shareholders will have an opportunity to ask questions.


                      INFORMATION AVAILABLE TO SHAREHOLDERS

          The Company's 1997 Annual Report is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and the Company's Form 10-K filed with the Securities and Exchange Commission may be obtained without charge from Michael J. Nysingh, Chief Financial Officer, Centennial Bancorp, 675 Oak Street, Post Office Box 1560, Eugene, Oregon 97440.

          The Company welcomes the views of its shareholders on its activities and performance. Shareholders who cannot attend the annual meeting personally may use the enclosed proxy card to ask questions or make comments.

                                    AUDITORS

          Coopers & Lybrand LLP, independent auditors, were selected by the Board of Directors to conduct an audit of the Company's financial statements for the year ended December 31, 1997.

          Representatives of Cooper & Lybrand LLP will be at the annual meeting and will have an opportunity to make a statement if they desire to do so and answer any appropriate questions. However, management has been advised that the representatives of Coopers & Lybrand LLP do not plan to make a statement.

          The Company will appoint at a later date independent auditors to audit the Company's financial statements for 1998. The Board of Directors will review the scope of any such audit and other assignments given to the auditors to assess whether such assignments would affect their independence.

                            PROPOSALS OF SHAREHOLDERS

          Shareholders wishing to present proposals for action at the Company's 1999 annual meeting of shareholders must submit the proposals for inclusion in the Company's proxy statement not later than December 15, 1998.

April 10, 1998

                                                                    EXHIBIT A

                               CENTENNIAL BANCORP

                       RESTATED 1995 STOCK INCENTIVE PLAN

                        Adopted by the Board of Directors
                              on November 22, 1995
                         (Amended and Restated effective
                              as of March 18, 1998)


                                   I. PURPOSE

               The purpose of the Plan is to provide a means by which selected Employees, Directors and Consultants may be given an opportunity to acquire stock of the Company. The Company, by means of the Plan, seeks to retain the services of persons who are currently Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, Nonstatutory Stock Options and Restricted Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular person as provided herein.

                                 II. DEFINITIONS

               The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

                         a. "1934 Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

                         b. "Award" means, individually or collectively, any Option or Restricted Stock Award.

                         c. "Board" means the Board of Directors of Centennial Bancorp.

                         d. "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any such section.

                         e. "Committee" means not less than two members of the Board who are selected by the Board as provided in Paragraph A of
          Article IV.

                         f. "Common Stock" means the shares of Common Stock of the Company, with par value of $2.00 per share.

                         g. "Company" means Centennial Bancorp and any Parent and Subsidiary of Centennial Bancorp.

                         h. "Consultant" means any person, including an adviser, engaged by the Company to render services and who does not render such services as an Employee or Director.

                         i. "Director" means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

                         j. "Disability" means the condition of being permanently "disabled" within the meaning of Section 22(e)(3) of the Code, namely being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

                         k. "Employee" means any person (including a Director) in an employment relationship with the Company.

                         l. "Fair Market Value" means, as of any specified date:

                            (i) If the Common Stock is listed on any established stock exchange, its fair market value shall be the closing sale price of the Common Stock (or the average of the closing bid and asked prices, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) on the business day preceding the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

                            (ii) If the Common Stock is quoted on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (Nasdaq) System, its fair market value shall be the average of the closing bid and asked prices for the Common Stock on the business day preceding the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

                            (iii) In the absence of an established market for the Common Stock, the fair market value thereof shall be determined in good faith by the Committee.

                         m. "Holder" means an Employee, Consultant or a Director who has been granted an Award, and any assignee or transferee of such person as permitted under the Plan.

                         n. "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

                         o. "Nonemployee Director" means a Nonemployee Director as defined in Rule 16b-3(b)(3)(i).

                         p. "Nonstatutory Stock Option" means a stock option other than an Incentive Stock Option.

                         q. "Option" means an Award described in Article VII of the Plan.

                         r. "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

                         s. "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

                         t. "Plan" means the 1995 Stock Incentive Plan of Centennial Bancorp, as set forth herein and as may be hereafter amended from time to time.

                         u. "Restricted Stock Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

                         v. "Restricted Stock Award" means an Award described in
          Article VIII of the Plan.

                         w. "Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

                         x. "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code; namely, any corporation in which the Company directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

               The Plan shall be effective as of November 22, 1995, the date of its adoption by the Board, subject to its ratification and approval by the shareholders of Centennial Bancorp on or before November 21, 1996. Until the Plan has been approved by shareholders, any Awards made under the Plan shall be conditioned upon such approval. No Awards may be granted under the Plan after November 21, 2005. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

                               IV. ADMINISTRATION

               A. Composition of Committee. The Plan shall be administered by a committee which shall (i) be appointed by the Board and (ii) consist of Nonemployee Directors.

               B. Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine:
(i) which Employees, Directors and Consultants shall receive Awards; (ii) the time or times when Awards shall be granted; (iii) the type or types of Awards to be granted; and (iv) the number of shares of Common Stock which may be issued under each Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the success of the Company, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also have such additional powers as are delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry the Award into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.

               C. Liability of Committee Members. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

               D. Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

                                 V. ELIGIBILITY

               Employees, Directors and Consultants are eligible to receive Options and Restricted Stock Awards; provided, however, only Employees are eligible to receive Incentive Stock Options. Any Award may be granted on more than one occasion to the same person, and may include an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, or any combination thereof.

                         VI. SHARES SUBJECT TO THE PLAN

               A. Aggregate Number of Shares. Subject to Article IX, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 1,100,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan.

               B. Stock Offered. The stock to be offered pursuant to the grant of any Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.

                                  VII. OPTIONS

               A. Option Period. The term of each Option shall be as specified by the Committee at the date of grant, except that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date of grant of such Incentive Stock Option.

               B. Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

               C. Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective

Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company exceeds $100,000, such Incentive Stock Options shall be treated as options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, unless (i) at the time such Option is granted the exercise price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

               D. Separate Stock Certificates. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonstatutory Stock Option.

               E. Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Option Agreement may provide for the payment of the exercise price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value (as of the exercise date of the Option) equal to such exercise price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures whereby the Holder, by a properly executed written notice, directs: (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which the Holder is entitled upon exercise of the Option; (ii) the delivery of the shares of Common Stock from the Company directly to a brokerage firm; and (iii) the delivery of the exercise price from sale or margin loan proceeds from the brokerage firm directly to the Company. Such Option Agreement may also include, without limitation, provisions relating to: (a) vesting of Options; (b) tax matters (including provisions covering any applicable employee wage withholding requirements); and (c) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

               F. Exercise Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price (i) shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted if the Option is an Incentive Stock Option and (ii) shall be subject to adjustment as provided in Article IX. An Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The exercise price of an Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

               G. Termination of Employment or Service.

                    1. In the event the employment or service of a Holder of an Option by the Company terminates for any reason other than because of Disability or death, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option at the date of such termination.

                    2. In the event the employment or service of a Holder of an Option by the Company terminates because of Disability, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option at the date of such termination.

                    3. In the event of the death of a Holder of an Option while employed by or providing service to the Company, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of on year after the date of such death, whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option on the date of death. An Incentive Stock Option may be exercised only by the person or persons to whom such Holder's rights under the Option shall pass by the Holder's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

                    4. The Committee, at the time of grant or at any time thereafter, may extend the three-month and one-year post-termination exercise periods any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable, subject to such terms and conditions as the Committee may determine.

                    5. To the extent that the Option of any deceased Holder or of any Holder whose employment or service terminates is not exercised within the applicable period, all further rights to purchase Common Stock pursuant to such Option shall cease and terminate.

               H. Rights As a Shareholder. The Holder of an Option under the Plan shall have no rights as a shareholder with respect to the Common Stock subject to such Option until the date of issue to the Holder of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

               I. Options in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become Employees as a result of a merger or consolidation of the employing corporation with the Company, or the acquisition by the Company of the assets of the employing corporation, or the acquisition by the Company of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

                          VIII. RESTRICTED STOCK AWARDS

               A. Restriction Period. At the time a Restricted Stock Award is granted, the Committee shall establish a period of time (the "Restriction Period") applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph B of this Article VIII or by Article IX.

               B. Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends during the Restriction Period, to vote Common Stock subject thereto and to enjoy all other shareholder rights, except that: (i) the Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired; (ii) the Company shall retain custody of the stock certificate during the Restriction Period; (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the Restriction Period; and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. Stock dividends issued with respect to Common Stock awarded pursuant to a Restricted Stock Award shall be treated as additional Common Stock covered by the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service (by retirement, Disability, death or otherwise) of a Holder prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement entered into in conjunction with the Award. Such Restricted Stock Agreement may also include, without limitation, provisions relating to: (i) vesting of Awards;
(ii) tax matters (including provisions (x) covering any applicable employee wage withholding requirements and (y) prohibiting an election by the Holder under
Section 83(b) of the Code); and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine.

               C. Purchase Price and Payment. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

               D. Restricted Stock Agreement. At the time any Award is granted under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                        IX. CHANGES IN CAPITAL STRUCTURE

               A. If the outstanding Common Stock is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares available for Awards. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, so that the Holder's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive. Any adjustment provided for in this Paragraph A of Article IX shall be subject to any required shareholder action. In the event of dissolution of the Company or a merger, consolidation, plan of exchange or similar transaction affecting the Company, in lieu of providing for Options as provided above in this Paragraph A of Article IX or in lieu of having the Options continue unchanged, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which Holders shall have the right to exercise Options in whole or in part without any limitation on exercisability and upon the expiration of such 30-day period all unexercised Options shall immediately terminate.

               B. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities senior to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

               C. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards previously granted or the exercise price per share, if applicable.

                    X. AMENDMENT AND TERMINATION OF THE PLAN

               The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not previously been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Award previously granted may be made which would impair the rights of the Holder without the consent of the Holder.

                                XI. MISCELLANEOUS

               A. No Right To An Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, a Consultant or a Director any right to be granted an Award or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement or Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

               B. No Employment Rights Conferred. Nothing in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or (ii) interfere in any way with the right of the Company to terminate the Employee's employment (or service as a Director, in accordance with applicable corporate law, or service as a Consultant) at any time for any reason, with or without cause.

               C. Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

               D. No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award granted under the Plan. No Employee, Consultant, Director, beneficiary or other person shall have any claim against the Company as a result of any such action.

               E. Restrictions on Transfer.

                    1. An Award shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that, with the consent of the Committee, which consent may be withheld in its sole discretion or conditioned on such requirements as the Committee shall deem appropriate, all or any portion of a Nonqualified Stock Option may be assigned or transferred to the optionee's immediate family (i.e., children, grandchildren, spouse, parents and siblings), to trusts for the benefit of the optionee's immediate family members, and pursuant to qualified domestic relations orders. No consideration may be paid for the transfer of any Nonqualified Stock Option, and, after any permitted transfer, the Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to it immediately prior to its transfer, except that: (i) subsequent transfers of transferred options shall be prohibited except by will or the laws of descent and distribution; (ii) for purposes of Section G of Article VII, the term "Holder" shall refer to the original optionee; (iii) the events of termination of employment specified in Section G of Article VII shall continue to be applied with respect to the original optionee, following which the Nonqualified Stock Option shall be exercisable by the transferee only to the extent, and for the periods specified in Section G of Article VII; and (iv) the original optionee shall remain subject to withholding taxes upon exercise of the Nonqualified Stock Option by the transferee. Before permitting any transfer, the Committee may require the transferee to agree in writing to be bound by all other terms and conditions applicable to the Nonqualified Stock Option prior to its transfer.

                    2. Incentive Stock Options may be exercisable during the lifetime of the optionee only by the optionee, or by the optionee's guardian or legal representative.

               F. Governing Law. To the extent that federal laws (such as the Code and the federal securities laws) do not otherwise control, the Plan shall be construed in accordance with the laws of the state of Oregon.

               G. Headings. Headings contained in the Plan are for reference purposes and shall not affect the meaning or interpretation of the Plan.

P                             CENTENNIAL BANCORP
                        Eugene Hilton, Joplin/Seeger Room
R                       66 East 6th, Eugene, Oregon 97401

O                Annual Meeting of Shareholders, May 20, 1998

X            PROXY - SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Y
         The undersigned shareholder of Centennial Bancorp hereby appoints Brian B. Obie and Richard C. Williams, and each of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned shareholder all shares of the common stock of Centennial Bancorp that the undersigned is entitled to vote at the annual meeting of shareholders of Centennial Bancorp to be held on May 20, 1998, and any adjournment or adjournments thereof, with respect to the following:

(Continued, and to be marked, dated and signed on the other side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                            Please mark your
                                                            votes as indicated
                                                            in this example  /X/

1.    ELECTION OF DIRECTORS:

      NOMINEES: Brian B. Obie, Robert L. Newburn, Dan Giustina, Cordy H. Jensen,
                Richard C. Williams and Ted Winnowski

      INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                     STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

      /  /     For all nominees listed (except as marked above to the contrary)

      /  /     WITHHOLD AUTHORITY to vote for all nominees listed


2. TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO ELIMINATE PAR VALUE OF THE COMPANY'S AUTHORIZED CAPITAL STOCK:

               FOR  /  /                AGAINST  /  /              ABSTAIN  /  /


3. TO AMEND THE COMPANY'S RESTATED 1995 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN TO 1,100,000 SHARES:

               FOR  /  /                AGAINST  /  /              ABSTAIN  /  /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS OF THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED FOR DIRECTOR, "FOR" THE AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION AND "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED 1995 STOCK INCENTIVE PLAN; PROXIES MAY VOTE IN THEIR DISCRETION AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name appears. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature(s)                                Signature(s)
            -----------------------                     -----------------------

Date
    ------------------------------